Exhibit 99.1

Contacts:
Irwin Gruverman, CEO & Chairman
Robert P. Bruno, President & COO
Jack M. Swig, Investor Relations
Tel. 617-969-5452
E-mail: info@mfics.com

FOR IMMEDIATE RELEASE:

MFIC Corporation Announces Acceleration of Stock Option Vesting

Newton, MA, December 30, 2005  MFIC Corporation (OTCBB:MFIC) (“MFIC” or the “Company”) announced today its Board of Directors, upon recommendation of its Compensation Committee, approved the accelerated vesting of all currently outstanding unvested stock options (“Options”) to purchase shares of common stock of the Company. These Options were previously awarded to officers and employees under the Company’s 1988 Employee Stock Option Plan. The vesting of options granted to members of the Company’s Board of Directors under the Company’s 1989 Non-Employee Director Stock Option Plan were not accelerated.  By accelerating the vesting of the employee Options the Company estimates that it will not incur approximately $405,000 of future compensation expense, net of taxes. The Company will, however, recognize a one-time compensation expense in accordance with Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), of approximately $37,000 net of taxes in the fourth quarter of fiscal 2005 with respect to the acceleration of in-the-money options.

Options to purchase 464,336 shares of the Company’s common stock, which would otherwise have vested from time to time over the next five years, become immediately exercisable on December 31, 2005 as a result of the Board’s actions. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration is effective as of December 31, 2005. The Company has sought consent from option holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

The accelerated Options included 139,350 Options held by executive officers as identified in the Company’s June 3, 2005 proxy statement increased by subsequent grants dated December 6, 2005, and 324,986 Options held by other employees. Based on the Company’s assumed closing stock price of $1.32 per share on the date of accelerated vesting, 84% of the total accelerated Options would have exercise prices above the closing market price at the time of acceleration. All of the accelerated Options have exercise prices between $.30 and $4.25 per share, with a total weighted average exercise price per share of $1.72.

The decision to accelerate the vesting of these Options, which the Company believes is in the best interests of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) on January 1, 2006. As of the date of this press release, option holders exercised the opt-out right with respect to 277,400 Options, and the Company will recognize a one-time non-cash compensation charge of approximately $62,000 net of taxes in 2006 with regard to those Options.

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Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, proceeds from its private placement equity offering, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.

About MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, provides patented and proprietary high performance Microfluidizer® materials processing equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries.  MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid structures available, and has provided manufacturing systems for nanoparticle products for more than 15 years. The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production.  More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.  For more information on MFIC and its products, please visit www.microfluidicscorp.com.

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